As filed with the U.S. Securities and Exchange Commission on January 8, 2010
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CAMBIUM LEARNING GROUP, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	27-0587428 (I.R.S. Employer Identification No.)

1800 Valley View Lane, Suite 400, Dallas, Texas (Address of Principal Executive Offices)	75234 (Zip Code)

Cambium Learning Group, Inc.
2009 Equity Incentive Plan
(Full Title of the Plan)
Ronald Klausner
Chief Executive Officer
Cambium Learning Group, Inc.
1800 Valley View Lane, Suite 400
Dallas, Texas 75234
(Name and Address of Agent for Service)
(214) 932-9500
(Telephone Number, including area code, of Agent for Service)
Copies to:

Steven E. Siesser, Esq. Lowenstein Sandler PC 1251 Avenue of the Americas New York, NY 10020 (212) 262-6700	Todd Buchardt, Esq. General Counsel Cambium Learning Group, Inc. 1800 Valley View Lane, Suite 400 Dallas, Texas 75234 (214) 932-9500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑ (Do not check if a smaller reporting company)	Smaller reporting company ☐
CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
Title of Securities	Amount to be	Maximum Offering	Maximum Aggregate	Amount of
to be Registered	Registered (1)	Price per Share (2)	Offering Price (2)	Registration Fee (2)
Common Stock, par value $0.001 per share	5,000,000 shares	$3.99	$19,950,000	$1,423

(1)	This Registration Statement also covers such indeterminate number of shares of common stock as may be issuable from time to time in respect of stock splits, stock dividends and similar transactions as contemplated by Rule 416 under the Securities Act of 1933, as amended, and the anti-dilution provisions of the Registrant’s 2009 Equity Incentive Plan.

(2)	Pursuant to Rule 457 of the Securities Act of 1933, as amended, the proposed maximum offering price per share is estimated solely for the purpose of computing the registration fee and is based on the average of the high and low sale prices of the Registrant’s common stock as reported on the NASDAQ Global Market. On January 7, 2010, the average of the high and low sales prices of the Registrant’s common stock, as reported on the NASDAQ Global Market, was $3.99.

Part I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
     Cambium Learning Group, Inc. (the “Company” or the “Registrant”) will deliver documents containing the information specified in Part I of Form S-8 to employees of the Company who are eligible to participate in the Company’s 2009 Equity Incentive Plan (the “Plan”) as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Those documents, together with the documents incorporated by reference into this Registration Statement on Form S-8, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

I-1

Part II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (File No. 001-34575), are incorporated herein by reference:
(i)	the Company’s prospectus filed pursuant to Rule 424(b) under the Securities Act with the Commission on November 18, 2009, relating to the Registration Statement on Form S-4 (File No. 333-161075) and which includes audited financial statements for the Company’s latest fiscal year;

(ii)	the Company’s Current Report on Form 8-K dated December 8, 2009; and

(iii)	the description of the Company’s common stock contained in our Registration Statement on Form 8-A (File No. 001-34575) filed with the Commission on November 18, 2009, pursuant to Section 12(b) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.
All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment indicating that all securities offered hereby have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that such statement is modified or superseded by a subsequently filed document which also is or is deemed to be incorporated by reference herein. Any such statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement except as so modified or superseded.
Item 4. Description of Securities.
     Not applicable.
Item 5. Interests of Named Experts and Counsel.
     Not applicable.
Item 6. Indemnification of Directors and Officers.
     Pursuant to the Delaware General Corporation Law (the “DGCL”), a corporation may indemnify any person in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than a derivative action by or in the right of such corporation) who is or was a director, officer, employee or agent of such corporation, or serving at the request of such corporation in such capacity for another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of such corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.
     The DGCL also permits indemnification by a corporation under similar circumstances for expenses (including attorneys’ fees) actually and reasonably incurred by such persons in connection with the defense or settlement of a derivative action or suit, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to such corporation unless the Delaware Court of Chancery (or the court in which such action or suit was brought) shall determine upon application that such person is fairly and reasonably entitled to indemnity for such expenses that such court may deem proper.
     To the extent a director, officer, employee or agent is successful in the defense of such an action, suit or proceeding, the corporation is required by the DGCL to indemnify such person for actual and reasonable expenses incurred thereby. Expenses (including attorneys’ fees) incurred by such persons in defending any action, suit or proceeding may be paid in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it is ultimately determined that such person is not entitled to be so indemnified.
     The DGCL provides that the indemnification described above shall not be deemed exclusive of other indemnification that may be granted by a corporation pursuant to its bylaws, disinterested directors’ vote, stockholders’ vote, agreement or otherwise. The DGCL also provides corporations with the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation in a similar capacity for another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him or her in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability as described above.
     The Registrant’s certificate of incorporation provides that a director of the Registrant shall not be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except, if required by the DGCL, for liability (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the DCGL, or (4) for any transaction from which the director derived an improper personal benefit. Neither the amendment nor repeal of such provision shall eliminate or reduce the effect of such provision in respect of any matter occurring, or any cause of action, suit or claim that, but for such provision, would accrue or arise prior to such amendment or repeal.
     While the Registrant’s certificate of incorporation provides directors with protection from awards for monetary damages for breach of their duty of care, it does not eliminate such duty. Accordingly, the Registrant’s certificate of incorporation will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director’s breach of his or her duty of care.

     The Registrant’s certificate of incorporation provides that each person who was or is made a party to or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter, a “proceeding”), by reason of the fact that such person, or a person of whom such person is the legal representative, is or was a director or officer of the Registrant or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Registrant to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Registrant to provide broader indemnification rights than said law permitted the Registrant to provide prior to such amendment), against all expense, liability and loss reasonably incurred or suffered by such person in connection therewith. Such right to indemnification includes the right to have the Registrant pay the expenses incurred in defending any such proceeding in advance of its final disposition, subject to the provisions of the DGCL. Such rights are not exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Registrant’s certificate of incorporation or bylaws, agreement, vote of stockholders or disinterested directors or otherwise. No repeal or modification of such provision will in any way diminish or adversely affect the rights of any director, officer, employee or agent of the Registrant thereunder in respect of any occurrence or matter arising prior to any such repeal or modification.
     The Registrant’s certificate of incorporation also specifically authorizes the Registrant to maintain insurance and to grant similar indemnification rights to employees or agents of the Registrant. The directors and officers of the Registrant are covered by insurance policies indemnifying them against certain liabilities, including certain liabilities arising under the Securities Act of 1933, which might be incurred by them in such capacities.
Item 7. Exemption From Registration Claimed.
     Not applicable.
Item 8. Exhibits.
     The Exhibits accompanying this Registration Statement are listed on the accompanying Exhibit Index and incorporated herein by reference.
Item 9. Undertakings.
     (a) The undersigned Registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
     (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.
     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on the 8th day of January, 2010.

CAMBIUM LEARNING GROUP, INC.

By:	/s/ Ronald Klausner
Ronald Klausner
Chief Executive Officer & Director

POWER OF ATTORNEY
     We, the undersigned officers and directors of Cambium Learning Group, Inc., hereby severally constitute and appoint Ronald Klausner, Scott J. Troeller and Todd Buchardt, and each of them singly (with full power to each of them to act alone), our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them for him and in his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on this 8th day of January, 2010.

Signature	Title

/s/ Ronald Klausner	Chief Executive Officer and Director
Ronald Klausner	(Principal Executive Officer)

/s/ Bradley C. Almond	Chief Financial Officer
Bradley C. Almond	(Principal Financial and Accounting Officer)

/s/ David F. Cappellucci	President and Director
David F. Cappellucci

Signature	Title

/s/ Jeffrey T. Stevenson	Director
Jeffrey T. Stevenson

/s/ Scott J. Troeller	Director
Scott J. Troeller

/s/ Richard J. Surratt	Director
Richard J. Surratt

/s/ Frederick J. Schwab	Director
Frederick J. Schwab

/s/ Neil Weiner	Director
Neil Weiner

EXHIBIT INDEX

4.1	Specimen certificate evidencing shares of common stock*

5.1	Opinion of Lowenstein Sandler PC (filed herewith)

10.1	Cambium Learning Group, Inc. 2009 Equity Incentive Plan*

23.1	Consent of Grant Thornton LLP (filed herewith)

23.2	Consent of Whitley Penn LLP (filed herewith)

23.3	Consent of Lowenstein Sandler PC (included in Exhibit 5.1 filed herewith)

*	Incorporated by reference to exhibits filed with the Registrant’s Registration Statement on Form S-4, as amended (File No. 333-161075), as declared effective on November 13, 2009.